                                                                      EXHIBIT 99



[JOHNSON CONTROLS LOGO]                                             NEWS RELEASE


Johnson Controls, Inc., is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides building control systems and services, energy management and integrated facility management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

CONTACT:    Glen L. Ponczak                           RELEASE:  January 18, 2002
            (414) 524-2375
            Denise M. Zutz
            (414) 524-3155

            JOHNSON CONTROLS FIRST QUARTER EARNINGS OF $1.27 REPORTED

       MILWAUKEE, WISCONSIN, January 18, 2002 ... Johnson Controls, Inc. (JCI) today reported a sales increase of 8%, an increase in operating income of 5%, and level diluted earnings per share of $1.27 for the first quarter of fiscal 2002. The comparisons are with last year's first-quarter results that have been adjusted to exclude the effects of goodwill amortization expense.

       Sales for the three months ended December 31, 2001 were $4.8 billion, up from $4.5 billion for the prior year. Operating income for the current quarter increased to $239 million compared with the prior year's $227 million. Net income increased 1% to $120 million from $118 million for the first quarter of fiscal 2001. Diluted earnings per share were $1.27 in both periods.

       Fiscal 2002 income amounts reflect Johnson Controls adoption of FASB's Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets." All income comparisons to prior year are to amounts that assume the application of FAS 142 for fiscal 2001.

       As anticipated, total debt to total capitalization increased to 43% from 38% at September 30, 2001 as a result of acquisitions completed in the first fiscal quarter. Excluding acquisitions, total debt to total capitalization would have declined by nearly two percentage points as a result of strong free cash flow in the quarter.

       Chairman and Chief Executive Officer James H. Keyes said, "We are pleased that our first-quarter results were slightly above our plan, especially given a period of such uncertainty. I wish to thank our customers, employees and suppliers for their support and cooperation."

Automotive Systems Group
(dollars in millions)
Three Months Ended
December 31,                 2001                           2000
                             ----                           ----
                                                 Adjusted    %      Reported
                                                 --------   ---     --------
Sales                      $3,656.2               $3,388.0   8      $3,388.0
Operating Income             $190.7                 $183.0   4        $168.1



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
                                                          Johnson Controls, Inc.
                                                          January 18, 2002
                                                          Page 2

       Automotive Systems Group sales for the first quarter of fiscal 2002 increased 8% over the prior year's $3.4 billion. North American sales of interior systems increased 4% whereas industry light vehicle production is estimated to have declined 3%. Johnson Controls explained that its increase in market share reflects its penetration of the interiors market combined with its presence on a variety of transplant and domestic automaker vehicles where demand year-over-year was above the industry average. Also in North America, sales of automotive batteries were higher than in the prior year primarily due to shipments to new customers.

       Automotive sales in Europe were 23% higher reflecting the inclusion of an electronics business and a battery business which were acquired October 1, 2001. Excluding the electronics business acquisition, European interiors systems sales were 6% higher, which compares with European industry vehicle production estimated as comparable to the prior year. The increase primarily reflects new seating and interiors programs for the company.

       Johnson Controls sales in Asia and South America, which account for less than 10% of total automotive revenues, decreased somewhat due to negative currency effects and lower customer production schedules.

       Operating income for the Automotive Systems Group increased 4% from the prior year amount. The increase primarily reflects cost reductions, which more than offset the negative effect of lower production levels of mature, more profitable vehicle programs in North America, Japan and South America.


Controls Group
--------------
(dollars in millions)
Three Months Ended
December 31,              2001                             2000
                          ----                             ----
                                            Adjusted        %        Reported
                                            --------       ---       --------
Sales                   $1,161.5            $1,066.4        9        $1,066.4
Operating Income           $47.8               $43.7        9           $41.1

       Controls Group sales to the nonresidential buildings market increased 9% over the prior year. The largest sales increase was achieved in Europe due to higher revenues associated with integrated facility management contracts as well as the inclusion of an acquired systems and services company. Excluding the acquisition, European sales were 35% above the prior year.

       In North America, sales increased 5% reflecting increased facility management and systems installation activity. Sales in Asia declined 40% due to the deconsolidation of a joint venture in Japan during the fourth quarter of fiscal 2001.



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
                                                          Johnson Controls, Inc.
                                                          January 18, 2002
                                                          Page 3


       Controls Group operating income for the current quarter was 9% above the prior year amount. Johnson Controls attributed the increase to the higher volume of activity.

       The company commented that its orders for control systems were strongest from the new non-residential construction market, particularly in the office, airport, health care and government sectors. The backlog of uncompleted control system installation contracts at the end of the quarter was 15% higher than one year ago.

Full-Year Outlook

       Johnson Controls said that for the full fiscal year of 2002, it continues to anticipate that the Controls Group will achieve sales growth of 8-12% and modest operating margin improvement. The outlook for Automotive Systems Group sales growth also is unchanged at approximately 5% which reflects new contracts and recently completed acquisitions. Expectations are also unchanged for a decline in automotive operating margin due to lower industry volumes of higher margin programs and the competitive environment. The company said that it continues to expect its full-year earnings to approach the fiscal 2001 record.

       A summary of supplementary full-year financial estimates provided by the company follows:

                                                FY2001            FY2002
                                                   ($s in millions)
                                                Actual           Estimate
                                                ------           --------
Capital expenditures                            $621             $575-600
Depreciation                                    $434             $490-510
Amortization of intangibles                     $13*             +/-$20
Total debt to total capitalization              38%              +/-38%
Interest expense,
   net of interest income                       $110             $125-130
Minority interests in net earnings
   of subsidiaries                              $53              $60-70

*Adjusted for FAS 142 "Goodwill and Other Intangible Assets"


       Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides building control systems and services, energy management and integrated facility management. Johnson Controls (NYSE:
JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin. Its sales for fiscal 2001 totaled $18.4 billion.

                                    * * * * *

The company has made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as "believes," "expects," "anticipates" or similar expressions. For those statements, the company cautions that numerous important factors, including industry vehicle production levels, US dollar exchange rates and those discussed in the company's Form 8-K (dated November 9, 2001), could affect the company's actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.

                                                                News Release
                                                                January 18, 2002
                                                                Page 4

                        CONSOLIDATED STATEMENT OF INCOME
                 (in millions, except per share data; unaudited)


                                                                              Three Months Ended December 31,
                                                                 -------------------------------------------------------
                                                                                          Adjusted
                                                                     2001                   2000*               2000
                                                                 -----------           -----------           ----------
   Net sales                                                     $   4,817.7           $   4,454.4           $   4,454.4
   Cost of sales                                                     4,141.4               3,814.4               3,814.4
                                                                 -----------           -----------           -----------
       Gross profit                                                    676.3                 640.0                 640.0

   Selling, general and administrative expenses                        437.8                 413.3                 430.8
                                                                 -----------           -----------           -----------
       Operating income                                                238.5                 226.7                 209.2

   Interest income                                                       3.2                   5.9                   5.9
   Interest expense                                                    (32.1)                (33.3)                (33.3)
   Equity income                                                         4.1                  --                    --
   Miscellaneous - net                                                  (3.4)                  4.6                   4.6
                                                                 -----------           -----------           -----------
       Other income (expense)                                          (28.2)                (22.8)                (22.8)
                                                                 -----------           -----------           -----------

   Income before income taxes and minority interests                   210.3                 203.9                 186.4

   Provision for income taxes                                           75.5                  73.9                  72.1
   Minority interests in net earnings of subsidiaries                   14.9                  11.8                  11.8
                                                                 -----------           -----------           -----------

   Net income                                                    $     119.9           $     118.2           $     102.5
                                                                 ===========           ===========           ===========

   Earnings available for common shareholders                    $     117.8           $     115.7           $     100.0
                                                                 ===========           ===========           ===========

   Earnings per share
       Basic                                                     $      1.35           $      1.35           $      1.16
                                                                 ===========           ===========           ===========
       Diluted                                                   $      1.27           $      1.27           $      1.10
                                                                 ===========           ===========           ===========


* The adjusted information for the three months ended December 31, 2000 is presented as if FAS 142 (see Note 1) had been adopted October 1, 2000. Results have been adjusted to exclude goodwill amortization expense of $17.5 million and the related income tax effect.

                                                                News Release
                                                                January 18, 2002
                                                                Page 5


                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                  (in millions)


                                                             December 31,              September 30,             December 31,
                                                                 2001                     2001                      2000
                                                             -----------               ------------             -------------
                                                             (unaudited)                                         (unaudited)
ASSETS
Cash and cash equivalents                                    $     261.0               $    374.6               $    355.2
Accounts receivable - net                                        2,776.9                  2,673.4                  2,312.3
Costs and earnings in excess of billings on
  uncompleted contracts                                            264.1                    254.9                    231.7
Inventories                                                        659.7                    577.6                    585.1
Other current assets                                               636.9                    663.5                    753.2
                                                             -----------               ----------               ----------
     Current assets                                              4,598.6                  4,544.0                  4,237.5

Property, plant and equipment - net                              2,446.1                  2,379.8                  2,363.2
Goodwill - net                                                   2,580.6                  2,247.3                  2,159.1
Investments in partially-owned affiliates                          318.0                    300.5                    252.2
Other noncurrent assets                                            556.5                    439.9                    530.4
                                                             -----------               ----------               ----------
     Total assets                                            $  10,499.8               $  9,911.5               $  9,542.4
                                                             ===========               ==========               ==========


LIABILITIES AND EQUITY
Short-term debt                                              $     354.4               $    379.9               $    663.9
Current portion of long-term debt                                   45.2                     45.3                     39.4
Accounts payable                                                 2,417.4                  2,437.3                  2,095.4
Accrued compensation and benefits                                  363.2                    436.3                    350.1
Accrued income taxes                                               124.4                    137.8                    194.0
Billings in excess of costs and earnings
  on uncompleted contracts                                         165.3                    163.0                    179.7
Other current liabilities                                        1,103.8                    980.1                  1,065.7
                                                             -----------               ----------               ----------
     Current liabilities                                         4,573.7                  4,579.7                  4,588.2

Long-term debt                                                   1,927.4                  1,394.8                  1,262.3
Postretirement health and other benefits                           168.5                    162.5                    164.1
Minority interests in equity of subsidiaries                       203.1                    207.3                    246.2
Other noncurrent liabilities                                       571.4                    581.8                    633.1
Shareholders' equity                                             3,055.7                  2,985.4                  2,648.5
                                                             -----------               ----------               ----------
     Total liabilities and equity                            $  10,499.8               $  9,911.5               $  9,542.4
                                                             ===========               ==========               ==========


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
                                                                News Release
                                                                January 18, 2002
                                                                Page 6

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            (in millions; unaudited)

                                                                                                            Three Months
                                                                                                          Ended December 31,
                                                                                                  ---------------------------------
                                                                                                     2001                   2000
                                                                                                  ------------            ---------
OPERATING ACTIVITIES
Net income                                                                                        $  119.9                $  102.5

Adjustments to reconcile net income to cash provided by operating activities
      Depreciation                                                                                   119.9                   102.1
      Amortization of intangibles                                                                      4.7                    20.3
      Equity in earnings of partially-owned affiliates, net of dividends received                     (3.1)                   (7.1)
      Minority interests in net earnings of subsidiaries                                              14.9                    11.8
      Noncurrent deferred income taxes                                                                10.3                     3.3
      Other                                                                                           (4.8)                    0.6
      Changes in working capital, excluding acquisition of businesses
         Receivables                                                                                  73.4                    57.6
         Inventories                                                                                  12.1                    (9.8)
         Other current assets                                                                         32.9                    76.1
         Accounts payable and accrued liabilities                                                   (258.9)                 (232.6)
         Accrued income taxes                                                                        (16.6)                   46.8
         Billings in excess of costs and earnings on uncompleted contracts                             2.8                    10.7
                                                                                                  --------                --------
           Cash provided by operating activities                                                     107.5                   182.3
                                                                                                  --------                --------

INVESTING ACTIVITIES
Capital expenditures                                                                                 (94.0)                 (138.6)
Sale of property, plant and equipment                                                                  8.0                     5.3
Acquisition of businesses, net of cash acquired                                                     (592.0)                  (60.3)
Changes in long-term investments - net                                                                (9.3)                  (32.4)
                                                                                                  --------                --------
           Cash used by investing activities                                                        (687.3)                 (226.0)
                                                                                                  --------                --------

FINANCING ACTIVITIES
(Decrease)/Increase in short-term debt - net                                                         (48.0)                  179.9
Addition of long-term debt                                                                           600.5                     4.6
Repayment of long-term debt                                                                          (43.7)                  (65.3)
Payment of cash dividends                                                                            (31.3)                  (29.2)
Other                                                                                                (11.3)                   33.3
                                                                                                  --------                --------
           Cash provided by financing activities                                                     466.2                   123.3
                                                                                                  --------                --------

(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS                                                  $ (113.6)               $   79.6
                                                                                                  ========                ========


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
                                                                News Release
                                                                January 18, 2002
                                                                Page 7

                                    FOOTNOTES


1. The Company adopted Statement of Financial Accounting Standards (FAS) No. 142 "Goodwill and Other Intangible Assets", effective October 1, 2001. Under FAS 142 goodwill will no longer be amortized; however, it must be tested for impairment at least annually. Amortization will continue to be recorded for other intangible assets with determinable lives. The Company's financial statements include comparative adjusted information which assumes FAS 142 had been adopted October 1, 2000.


2. Effective October 1, 2001, the Company completed the acquisition of the automotive electronics business of France-based Sagem SA and the German automotive battery manufacturer Hoppecke Automotive GmbH & Co. KG. Both acquisitions were accounted for as purchases. The acquisitions, with an initial combined purchase price of approximately $575 million, were financed with long-term debt. The Company is obtaining independent appraisals and performing other studies necessary to allocate the purchase price to the acquired net assets. Pending completion of the appraisals and studies, the excess of the purchase price over the estimated fair value of the acquired net assets has been reported as goodwill.


3. Basic earnings per share are computed by dividing net income, after deducting dividend requirements on the Series D Convertible Preferred Stock, by the weighted average number of common shares outstanding. Diluted earnings are computed by deducting from net income the after-tax compensation expense which would arise from the assumed conversion of the Series D Convertible Preferred Stock, which was $0.7 million and $0.9 million for the three months ended December 31, 2001 and 2000, respectively. Diluted weighted average shares assume the conversion of the Series D Convertible Preferred Stock, if dilutive, plus the dilutive effect of common stock equivalents which would arise from the exercise of stock options.

                                                      Three Months
     (in millions)                                  Ended December 31,
                                          ------------------------------------
                                                2001               2000
                                          -----------------  -----------------
   Weighted Average Shares
   Basic                                        87.6               86.1
   Diluted                                      94.0               92.1

   Outstanding at period end                    87.7               86.1



                                      ###